Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	February 13, 2019
Telephone	+1 312 897 4192	Email	matt.schuler@lasalle.com

JLL Income Property Trust
Closes Sale of 111 Sutter
Continuing Strategy to De-Risk Portfolio

Chicago (February 13, 2019) - JLL Income Property Trust, an institutionally managed, daily-valued, perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the sale of 111 Sutter Street in San Francisco, a multi-tenant office building and the largest single property investment in its 70 property, $2.7 billion portfolio. At a sale price of $227 million, this asset had appreciated to nearly 10% of the portfolio. With near record pricing for the San Francisco market, the asset closed at more than two times the initial acquisition cost. The disposition comes at a time when San Francisco office rents and per square foot prices are at an all-time high.
“The iconic 111 Sutter building has been a cornerstone of our portfolio since we launched JLL Income Property Trust in 2012,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “It has been one of our best performing investments over the last seven years. That said, in keeping with our core investment strategy, we’ve sold over $730 million and more than 30 properties, harvesting gains and reinvesting in properties and markets that we believe represent better risk-adjusted opportunities for our investors.” Swaringen further noted, “Recognizing we are later in the cycle, we believe it is essential to be a timely seller as well as a disciplined acquirer. In keeping with our de-risking portfolio strategy, we have been underweighting our allocation to office properties and focusing on property types that historically have required less ongoing capital investment and have generated more free cash flow from operations.”
Proceeds from the sale will be reinvested across a number of other properties and geographic markets further diversifying JLL Income Property Trust’s portfolio. “We have an attractive pipeline of potential new property investments spread across different property sectors and markets all better aligned with our core, income-oriented, lower volatility and lower leverage investment strategy,” commented Swaringen.
For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),

Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and over $65 billion of assets under management of private and public property equity and debt investments as of Q4 2018. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results.